Exhibit 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com
Conduent Appoints Adam Demuyakor to Board of Directors

Technology Investor and Digital Transformation Leader Brings Deep Expertise in AI, Innovation and Enterprise Technology Strategy

FLORHAM PARK, N.J., May 20, 2026 — Conduent Incorporated (Nasdaq: CNDT), a global technology-driven business solutions and services company, today announced the appointment of Adam Demuyakor to its Board of Directors, effective June 1, 2026. Mr. Demuyakor brings experience in technology, strategic investing, and business transformation, with a track record of advising organizations on innovation, enterprise modernization, and growth.

Mr. Demuyakor is Founder and Managing Partner of Wilshire Lane Capital, a venture capital firm focused on high-growth, technology-enabled businesses, and transformative technologies. In this role, he advises corporate partners on business modernization initiatives and has led investments across generative AI applications, enterprise software, financial technology, and infrastructure platforms.

In addition to his role at Wilshire Lane Capital, Mr. Demuyakor serves as Vice Chairman of the Housing Authority of the City of Los Angeles, the second-largest public housing authority in the United States, and he brings direct governance experience with complex governmental enterprises. Prior to founding Wilshire Lane Capital, he also held investment and advisory roles at Andreessen Horowitz, The Carlyle Group, and Morgan Stanley. Mr. Demuyakor holds a bachelor’s degree, with high honors, from Harvard College and an MBA from Harvard Business School.
“A key priority for our Board is ensuring we continue to broaden the range of skills, experiences, and perspectives represented around the table,” said Margarita Paláu-Hernández, Chair of the Board, Conduent Incorporated. “Adam’s background expands the breadth of expertise represented on our Board and enhances the diversity of thought that supports effective governance and long-term value creation.”

“Adam brings valuable experience at the intersection of technology, investment, and business transformation that will complement the capabilities of our Board,” said Harsha V. Agadi, Chief Executive Officer of Conduent. “His perspective on innovation, enterprise modernization, and AI-enabled technologies will support Conduent as we continue strengthening how we operate, advancing our technology agenda, and delivering strong outcomes for clients, associates, and shareholders.”

“I am honored to join Conduent’s Board at an important time in the company’s transformation,” said Mr. Demuyakor. “Conduent’s focus on operational excellence, client service, and technology-enabled solutions creates a strong foundation for future growth. I look forward to working with the Board and leadership team to help support the company’s long-term strategy and continued transformation.”

Exhibit 99.1
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About Conduent
Conduent delivers digital business solutions and services spanning the commercial, government and transportation spectrum – creating valuable outcomes for its clients and the millions of people who count on them. The Company leverages cloud computing, artificial intelligence, machine learning, automation and advanced analytics to deliver mission-critical solutions. Through a dedicated global team of approximately 48,000 associates, process expertise and advanced technologies, Conduent’s solutions and services digitally transform its clients’ operations to enhance customer experiences, improve performance, increase efficiencies and reduce costs. Conduent adds momentum to its clients’ missions in many ways including disbursing approximately $80 billion in government payments annually, enabling approximately 2.0 billion customer service interactions annually, empowering millions of employees through HR services every year and processing over 14 million tolling transactions every day. Learn more at www.conduent.com.

Media Contact:
Remy Kaul, remy.kaul@conduent.com

Investor Relations Contact:
Conduent, ir@conduent.com

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Trademarks
Conduent is a trademark of Conduent Incorporated in the United States and/or other countries. Other names may be trademarks of their respective owners.